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                                                                    EXHIBIT 12.1

                               APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)

                                                                                     SIX MONTHS ENDED
                                                                                         JUNE 30,
                                                                                  ----------------------
                                                                                     2005        2004        2004        2003
                                                                                  ----------  ----------  ----------  ----------
EARNINGS
   Pretax income from continuing operations before preferred interests of subsidiaries............................................................  $1,833,542  $1,097,534  $2,663,083  $1,930,925
   Add: Fixed charges excluding capitalized interest and preferred interest
     requirements of consolidated subsidiaries..................................      73,122      62,901     134,797     132,820
                                                                                  ----------  ----------  ----------  ----------
   Adjusted Earnings............................................................  $1,906,664  $1,160,435  $2,797,880  $2,063,745
                                                                                  ==========  ==========  ==========  ==========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
   Interest expense including capitalized interest (1)..........................  $   90,073  $   80,742  $  168,090  $  173,045
   Amortization of debt expense.................................................       2,705       1,162       2,471       2,163
   Interest component of lease rental expenditures (2)..........................       8,007       7,355      14,984      14,458
   Preferred interest requirements of consolidated subsidiaries (3).............           -           -           -      11,805
                                                                                  ----------  ----------  ----------  ----------
   Fixed charges................................................................     100,785      89,259     185,545     201,471

   Preferred stock dividend requirements (4)....................................       4,534       4,271       9,058       9,968
                                                                                  ----------  ----------  ----------  ----------

   Combined Fixed Charges and Preferred Stock Dividends.........................  $  105,319  $   93,530  $  194,603  $  211,439
                                                                                  ==========  ==========  ==========  ==========

Ratio of Earnings to Fixed Charges..............................................       18.92       13.00       15.08       10.24
                                                                                  ==========  ==========  ==========  ==========

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.......       18.10       12.41       14.38        9.76
                                                                                  ==========  ==========  ==========  ==========

                                                                                     2002        2001        2000
                                                                                  ----------  ----------  ----------
EARNINGS
   Pretax income from continuing operations before preferred interests of subsidiaries............................................................  $  915,194  $1,206,863  $1,203,681
   Add: Fixed charges excluding capitalized interest and preferred interest
     requirements of consolidated subsidiaries..................................     128,730     134,484     116,190
                                                                                  ----------  ----------  ----------
   Adjusted Earnings............................................................  $1,043,924  $1,341,347  $1,319,871
                                                                                  ==========  ==========  ==========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
   Interest expense including capitalized interest (1)..........................  $  155,667  $  178,915  $  168,121
   Amortization of debt expense.................................................       1,859       2,460       2,726
   Interest component of lease rental expenditures (2)..........................      11,895       9,858       7,343
   Preferred interest requirements of consolidated subsidiaries (3).............      19,581       8,608           -
                                                                                  ----------  ----------  ----------

   Fixed charges................................................................     189,002     199,841     178,190

   Preferred stock dividend requirements (4)....................................      17,540      32,495      33,386
                                                                                  ----------  ----------  ----------

   Combined Fixed Charges and Preferred Stock Dividends.........................  $  206,542  $  232,336  $  211,576
                                                                                  ==========  ==========  ==========

Ratio of Earnings to Fixed Charges..............................................        5.52        6.71        7.41
                                                                                  ==========  ==========  ==========

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.......        5.05        5.77        6.24
                                                                                  ==========  ==========  ==========

(1) The Company did not receive a tax benefit for $5 million of transaction costs written off to interest expense when the Company retired its preferred interests of subsidiaries in September 2003. Given the non-deductibility of the charge, $9 million of pre-tax income was required to cover the $5 million write-off. Accordingly, interest expense for the 2003 period was grossed up by $4 million.

(2) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32 to 34 percent applies to rental payments for all periods presented.

(3) The Company did not receive a tax benefit for a portion of its preferred interests of consolidated subsidiaries. This amount represents the pre-tax earnings that would be required to cover preferred interests requirements of consolidated subsidiaries. In September 2003, the Company retired its preferred interests of subsidiaries.

(4) The Company does not receive a tax benefit for its preferred stock dividends. This amount represents the pre-tax earnings that would be required to cover its preferred stock dividends.